Exhibit 99.4
October 13, 2009
Board of Directors
Baker Hughes Incorporated
2929 Allen Parkway
Suite 2100
Houston, TX 77019

Re:	Initially Filed Registration Statement on Form S-4 of Baker Hughes Incorporated Relating to the Acquisition of BJ Services Company filed on October 14, 2009
Ladies and Gentlemen:
Reference is made to our opinion letter, dated August 30, 2009, with respect to the fairness from a financial point of view to Baker Hughes Incorporated (the “Company”) of the $2.69 in cash and .40035 shares of common stock of the Company to be paid by the Company in respect of each share of common stock of BJ Services Company (“BJ Services”) pursuant to the Agreement and Plan of Merger, dated as of August 30, 2009, by and among the Company, BSA Acquisition LLC, a wholly-owned subsidiary of the Company, and BJ Services.
The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.
In that regard, we hereby consent to the reference to our opinion under the captions “Summary—Opinions of Financial Advisors—Opinion of Goldman Sachs,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Baker Hughes Board of Directors and Its Reasons for the Merger” and “The Merger—Opinion of Goldman Sachs” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

/s/ Goldman Sachs & Co.
(GOLDMAN, SACHS & CO.)